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EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1997, by and between GSB Financial Corporation, a corporation organized and operating under the laws of the State of Delaware and having an office at 1 South Church Street, Goshen, New York 10924 (the "Company"), and Jenny M. Ford, residing at 272 N. Plank Road, Newburgh, New York 12550.


         WHEREAS, Ms. Ford currently serves the Company as Vice
President and Secretary; and


         WHEREAS, in order to secure Ms. Ford's continued services for the period hereof, the Board of Directors of the Company (the "Board") has approved and authorized the execution of this Agreement; and


         WHEREAS, Ms. Ford is willing to continue to make her services available to the Company on the terms and conditions set forth herein; and

         WHEREAS, on or about May 1, 1997 Ms. Ford and Goshen Savings Bank (the "Bank") entered into an Employment Agreement (the "Bank
Employment Agreement"); and

         WHEREAS, it is contemplated that on or about June 30, 1997, the Company will become a savings and loan holding company of which the Bank will be a wholly owned subsidiary.




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         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

         1. Employment. The Company hereby continues the employment of Ms. Ford as its Vice President and Secretary, and Ms. Ford hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

         2. Employment Period, Terms and Conditions. The employment period, terms and conditions of this Agreement shall be identical to those in the Bank Employment Agreement unless explicitly superseded or expanded upon by this Agreement.

         3. Compensation and Benefits. The compensation and benefits payable to Ms. Ford under this Agreement and under the Bank Employment Agreement shall not be duplicative but, rather, the Bank shall be primarily responsible for the payments called for in the Bank's Employment Agreement and the Company hereby guarantees performance of such obligations by the Bank.


         4. Excise Tax Indemnification.
           (a) This section 4 shall apply if Ms. Ford's employment is terminated in circumstances giving rise to liability for excise taxes under section 4999 of the Internal Revenue Code of 1986 (the "Code"). If this Section 4 applies, then, if for any taxable year, Ms. Ford shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any

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payment in the nature of compensation made by the Company or the Bank to (or for the benefit of) Ms. Ford, the Company shall pay to Ms. Ford an amount equal to X determined under the following formula:

                  E x P
X =______________________________
   1-[(FI x (1 - SLI) + SLI + EM]

where
         E = the rate at which the excise tax is assessed under section 4999 of the Code;

         P = the amount with respect to which such excise tax is assessed, determined without regard to this section 4;

         FI = the highest marginal rate of income tax applicable to Ms. Ford under the Code for the taxable year in question;

        SLI = the sum of the highest marginal rates of income tax applicable to Ms. Ford under all applicable state and local laws for the taxable year in question; and

         M = the highest marginal rate of Medicare tax applicable to Ms. Ford under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Ms. Ford under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this section 4(a) shall be made to Ms. Ford on the earlier of (i) the date the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by Ms. Ford.

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           (b) Notwithstanding anything in this section 4 to the contrary, in the event that Ms. Ford's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 4(a), Ms. Ford or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 4(a), when increased by the amount of the payment made to Ms. Ford under this section 4(b) by the Company, or when reduced by the amount of the payment made to the Company under this section 4(b) by Ms. Ford, equals the amount that should have properly been paid to Ms. Ford under section 4(a). The interest paid under this section 4(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Ms. Ford under this section 4, Ms. Ford shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

           (c) The provisions of this section 4 are designed to reflect the provisions of applicable federal, state and local tax laws in effect on the date of this Agreement. If, after the date hereof, there shall be any change in any such laws, this section

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4 shall be modified in such manner as Ms. Ford and the Company may mutually agree upon if and to the extent necessary to assure that Ms. Ford is fully indemnified against the economic effects of the tax imposed under section 4999 of the Code or any similar federal, state or local tax.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Ms. Ford has hereto set her hand, all as of the day and year first above written.

                                          /s/ Jenny M. Ford
                                          -------------------
                                          JENNY M. FORD


WITNESS:



/s/ Diane D. King
---------------------


                                           GSB FINANCIAL CORPORATION



                                           By /s/ Clifford E. Kelsey, Jr.
                                              ---------------------------

ATTEST:



/s/ Diane D. King
---------------------
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